EXHIBIT 14(a)
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                             LANDAUER, INC
                  CODE OF BUSINESS CONDUCT AND ETHICS

PREAMBLE

Landauer's corporate goals are, in essence, to be a substantial growing Company with increasing resources and earning power and enough diversification to: (1) weather any reasonable economic, political, sociological, product and market storms while adjusting to the new conditions; (2) take advantage of opportunities arising from within or without to strengthen the Company or accelerate growth; (3) provide a work atmosphere that is clean, safe, pleasant and fosters a cooperative effort among all employees; (4) provide work satisfaction, financial rewards, opportunities and challenges to all employees; and (5) do these by fulfilling real economic and human needs while exercising high standards of corporate behavior in matters of environment, equal employment opportunity and citizenship.

In order to achieve these objectives, our operations must be based on a solid foundation. It is our policy to (1) obey the laws of every land in which we operate, (2) conduct our business in such a manner that our personnel, our customers, our suppliers, and the public will look at us with respect and (3) provide an operating climate conducive to high employee morale at all levels.

Our aim is to compete aggressively: to apply all available resources, determination and intelligence to the development of a successful business while doing so in an honest, fair and legal manner. Though the mode of operation from one country to another may vary somewhat, it is our intention that each of our businesses be operated throughout the world on a single high ethical standard.

To achieve these goals it is important for all Landauer personnel to remain aware of our policies and to set a proper example for all those who view their performance. Record keeping requires scrupulous integrity. A clear system of accountability must be maintained. Our reporting relationships are to be clearly designated. Authority levels are to be well established.

Every Landauer employee, officer and director has the responsibility to obey the law and act ethically. To that end, this Code of Business Conduct and Ethics is a guide that is intended to sensitize employees, officers and directors to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, officer or director may confront, nor is it a summary of all laws and policies that apply to the Company's business. For additional information regarding Company policies, you should refer to the Company's confidential and proprietary Landauer, Inc. Corporate Policies (the "Policy Manual"). Ultimately, no code of business conduct and ethics can replace the thoughtful behavior of an ethical employee, officer or director.

If you have any questions about or the interpretation of any provision of this Code of Business Conduct and Ethics, you should consult with the Vice President of Finance and Administration ("Corporate Compliance Officer") at
(708) 755-7000 or (800) 323-8830. No one at the Company has the authority to make exceptions to these policies, other than our Board of Directors or a committee of our Board of Directors. If you want to report any conduct that you believe violates this Code of Business Conduct and Ethics, you should follow the procedures set forth below under the caption "Reporting Illegal or Unethical Behavior".





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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees, officers and directors must comply fully with all applicable foreign, federal, state and local laws, rules and regulations that govern the Company's business conduct, including, without limitation, antitrust laws, employee health and safety laws, environmental laws, insider trading laws and the Foreign Corrupt Practices Act.

PROHIBITION AGAINST INSIDER TRADING

In general, employees, officers and directors who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company's stock or other securities. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Such insiders also are prohibited from giving "tips" on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company's stock or other securities. Furthermore, if, during the course of your service with the Company, you acquire material nonpublic information about another company, such as one of our customers or suppliers, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you are restricted from trading in the securities of the other company.

Such "insider trading" is both unethical and illegal, with criminal penalties of up to $5 million and a jail term of up to 20 years and civil penalties of up to three times the illegal profit gained or loss avoided.

The Company's policies regarding insider trading and confidentiality are set forth more completely in our Policy Manual.

CONFLICTS OF INTEREST

The Company recognizes each employee's right to have privacy outside of the workplace. The Company does not intend to restrict the right of its employees, officers or directors to invest in non-Company business enterprises that do not conflict with the Company's welfare or interest or the individual's job responsibilities.

However, the best interest of the Company should be the primary consideration of every employee, and the personal interests of any individual employee should never influence a decision relating to the choice of persons or business concerns with which the Company has transactions. As a matter of Company policy, all employees, officers and directors must avoid any actual or perceived conflict of interest.

A "conflict of interest" occurs when an individual's personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict of interest situation can arise when an employee, officer or director takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, regardless of whether such benefits are received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members are of special concern. Federal law currently prohibits the Company from making loans to directors and executive officers.






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It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the Corporate Compliance Officer at (708) 755-7000 or (800) 323-8830. Set forth below are some guidelines to avoid conflicts of interest:

     . Do not perform any outside work that interferes with your job performance at Landauer.

     . Avoid activities that could be construed as hostile or adverse to Company business.

     . Neither you nor your immediate family members should accept valuable gifts or free or reimbursed lodging or travel from a customer/vendor, unless the Company has negotiated such arrangements as part of the business arrangement. Please consult the Corporate Compliance Officer if you have any questions.

     . Do not accept a retainer, commission, consulting fee or other arrangement as part of any outside work that is related or similar to your work at Landauer, unless you notify the Company and receive prior authorization.

     . Neither you nor anyone in your immediate family, should inappropriately borrow from, lend to, invest in or engage in any financial transaction that may result in a conflict of interest with the Company's customers, competitors, prospects, vendors or suppliers. Report to the Corporate Compliance Officer immediately if someone in your immediate family is engaged in a business similar to the Company.

     . If you do any outside work, tell your clients that your work is in no way connected to or authorized by the Company.

     . You cannot use confidential information or knowledge for any personal gain or advantage against Landauer.

     . Customer data of any type, whether information about customers or their employees, is confidential information. Such information may not be disclosed by any employee or otherwise used to the detriment of Landauer, the customer or employees of either.

     . Failure to disclose information about conflicts of interest or failure to adhere to these policies may lead to corrective action up to and including immediate discharge.

Any questions about possible conflicts of interest regarding financial investments or outside work or confidential information should be discussed with the Corporate Compliance Officer.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from: (1) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (2) using corporate property, information or position for personal gain; and (3) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.






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CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of all confidential information entrusted to them by the Company, our customers or suppliers, or others with whom we may conduct business, except when disclosure of such information is specifically authorized by the Corporate Compliance Officer or required as a matter of law.

Confidential information includes any information that has not been made available to the public that provides insight into our current or anticipated business activities. It also includes important nonpublic information about firms with which we have dealings, including customers and suppliers. You should not share confidential information with friends, relatives or other non-employees, or discuss confidential matters in public places, such as elevators, public transportation (including airplanes) or restaurants.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Company from non-employees, such as financial analysts and journalists, should be directed to the President or the Vice President of Finance and Administration. The Company's policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview with you or requests access to data or documents for the purposes of an investigation, you should refer the representative to the President or Vice President of Finance and Administration. You also should preserve all materials, including documents and e-mails, that might relate to any pending or reasonably possible investigation.

QUALITY ASSURANCE

All employees are expected to act with personal integrity, perform their duties to the highest quality standards, and to follow the Company's written procedures for quality assurance. Quality and integrity are attitudes that should be present in everything we do. In each case there is a person who depends upon Landauer performing its service well. Employees are also expected to inform management when the systems in place are not producing quality results.

RECORD KEEPING

As a result of our status as a public company, Landauer is required to file periodic and other reports with the Securities and Exchange Commission.
The Company takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company.

All entries in corporate books are to be accurate and consistent with the highest accounting standards with no false or misleading entries. All payments in whole or in part are to be solely for purposes described in supporting documents. No funds or assets may be concealed. Employees are individually responsible for notifying the Controller of any discrepancies.

Auditors must be accurately informed. The auditing process is to be independent. All transactions must be recorded properly.








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All entries in laboratory and processing records are to be held to the highest standards. Test conclusions and raw data are to be carefully recorded in laboratory notebooks. Employees who knowingly falsify lab data are immediately dismissed. Discrepancies should be reported to an appropriate manager.

As part of its regular auditing procedures, the Company's internal audit staff will audit the records to determine compliance with this Code. The Company's independent outside auditors are also required to state whether any apparent violations of this Code have come to their attention.

FAIR DEALING

Each employee, officer and director must endeavor to deal fairly and in good faith with the Company's customers, suppliers, competitors, shareholders and employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The Company's policy is to select, place and work with all our employees and officers without discrimination based on race, color, national origin, gender, age, religion, disability, veteran's status, or actual or perceived sexual orientation. Equal opportunity is one of the Company's firmest and most basic beliefs.

Further, it is the responsibility of each of us to help the Company provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other nonprofessional conduct. Sexual harassment in any form, verbal or physical, by any employee, officer or director will not be tolerated.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors must protect the Company's assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as the Landauer or other affiliated names, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on the Company's profitability. Any misuse or infringement of the Company's assets should be reported to the President or the Vice President Finance and Administration.

Products and services are to be made available to all prospective purchasers without discrimination as to any protected status as defined by applicable law.

Statements, whether oral or written, relative to any product or service should be accurate and not misleading. No products or services should be offered under false pretenses or where the purchase may be of an obvious disadvantage or deleterious to the customer.

Brokers, dealers, agents, and distributors shall be asked to abide by this Code of Business Conduct and Ethics in representing Landauer and monetary compensation to them shall not exceed standard commissions.

Bribes or kickbacks, or other devices to obtain favored treatment by government, businesses or individuals are prohibited. Payments or gifts to government officials or employees are prohibited where such payment is made to cause that person to use his influence or to cause him to fail to perform his required duty or to assist in obtaining or retaining governmental business, private business, or to influence legislation or regulations. No payment shall be made to any other party if you have reason to suspect all or part of it will be used to make such prohibited payments.





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Our purchasing decisions are to be based upon cost factors, the quality of products and services, and how well the supplying company stands behind them and maintains availability. Purchases are to be made from the suppliers offering the maximum overall advantage to the Company.

It is also the responsibility of persons involved in the purchasing cycle whether specifier, buyer, or manager to select the lowest cost product type and class that will meet the need.

ANTI-TRUST LAWS

The United States, the European Economic Community and many other countries, have anti-trust and/or other laws relating to relationships between competitors, suppliers, and customers. Each Manager and each person involved in sales, purchasing, or pricing should try within reason to familiarize themselves with the laws appropriate to their country or sphere of operations.

In the U.S., the relevant laws are the SHERMAN ACT, CLAYTON ACT, ROBINSON PATMAN ACT, and the FTC ACT. These acts make it illegal in most circumstances in the U.S. to have agreements between two or more persons that restrain commerce or trade or create a monopoly. When the effect may be to substantially lessen competition you may not discriminate in price between purchasers or sell or lease products upon the condition that the purchaser will not use products of a competitor.

Some important points are:

     (1)   Do not agree with other suppliers to fix prices or terms;

     (2)   Do not agree to divide a market with other suppliers;

     (3)   Do not agree to refrain from soliciting competitors' customers;

     (4)   Do not agree to restrict products;

     (5) Do not charge one customer less than you charge his competitor for comparable products or services, involving comparable terms and volumes.

Do not discuss these or any other similar matters with competitors. At any time if such matters are broached you are expected to inform the others present that you cannot participate and then leave. Any occurrence of this type should be reported to the President of the Company or the Vice President Finance and Administration.

POLITICAL CONTRIBUTIONS

The Company generally does not make contributions of any kind to political campaigns, candidates, or public officials. Employees should not engage in political activity or make political contributions of any kind if there is a reasonable likelihood that this would or could be construed as support by Landauer or reflecting the policy of the Company.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

All employees, officers and directors have a duty to adhere to this Code of Business Conduct and Ethics.

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about possible illegal or unethical behavior that has occurred and, when in doubt, about the best course of action in a particular situation.







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If you are concerned about a violation of this Code of Business Conduct and
Ethics or other illegal or unethical conduct by employees, officers or directors of the Company, contact your supervisor or call or write the Corporate Compliance Officer. The firm of Global Compliance Services, Inc. has been engaged to receive confidential information about violations of this nature through their INTEGRITY LINE service. Their telephone number is 1-888-475-8268 for the submission of confidential, anonymous reports of improper behavior. Confidentiality will be maintained to the fullest extent possible.

No employee will be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer or director who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

The Company will investigate all reports of violations. You should not investigate on your own but leave such work to the appropriate persons chosen by the Company's Board of Directors. If the result of an investigation indicates that corrective action is required, the Company will decide what steps to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

RELATIONSHIP TO POLICY MANUAL

This Code of Business Conduct and Ethics does not supercede, change, alter or replace the existing policies and procedures already in place as stated in the Policy Manual and communicated to the Company's employees, officers and directors. Certain policies referred to herein are contained in their entirety in the Policy Manual, and employees, officers and directors are instructed to refer to the Policy Manual for a copy of those policies and required reporting procedures. The Policy Manual contains information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the contents of the Policy Manual are proprietary and/or confidential.

This Code of Business Conduct and Ethics and the Policy Manual are statements of goals and expectations for individual and business conduct. They are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. The Company does not create any contractual rights by issuing this Code of Business Conduct and Ethics or the Policy Manual.

AMENDMENT, MODIFICATION AND WAIVER

This Code of Business Conduct and Ethics may be amended, modified or waived by the Board of Directors of the Company. Any change to, or waiver of, this Code of Business Conduct and Ethics for executive officers or directors may be required to be disclosed promptly to our stockholders either by a Form 8-K filing or by publishing a statement on our website.

ACKNOWLEDGMENT

Employees, officers and directors are accountable for knowing and abiding by these policies. The Company may require that employees, officers and directors sign an acknowledgment confirming that they have received and read this Code of Business Conduct and Ethics, understand it and are complying with it. The Company also may require certain supervisory personnel to complete an annual questionnaire regarding their knowledge of any potential or actual violations of this Code of Business Conduct and Ethics. Newly hired employees and officers and newly appointed directors must sign the acknowledgment.

A full copy of this Code of Business Conduct and Ethics may be found on the Company's website at landauerinc.com.


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